PROSPECTUS SUPPLEMENT	This filing is made pursuant to Rule 424(b)(3)
(TO PROSPECTUS DATED APRIL 4, 2003)	under the Securities Act of 1933 in connection with
Registration Nos. 333-102273 and 333-102995.

Common Stock

     This prospectus supplement supplements and amends the prospectus dated April 4, 2003 relating to the resale by certain securityholders of 53,314,634 shares of our common stock.

     This prospectus supplement should be read in conjunction with the prospectus dated April 4, 2003, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

     We are filing this prospectus supplement because we have been informed that three of the selling securityholders listed on pages 22-24 of the prospectus and the entity acting as investment advisor to the three selling securityholders have changed their names. As a result, the prospectus is hereby amended as follows:

1)	Each instance of “DMG Legacy International Ltd.” is hereby replaced with “North Sound Legacy International Ltd.”

2)	Each instance of “DMG Legacy Institutional Fund LLC” is hereby replaced with “North Sound Legacy Institutional Fund LLC.”

3)	Each instance of “DMG Legacy Fund LLC” is hereby replaced with “North Sound Legacy Fund LLC.”

4)	Each instance of “DMG Advisors LLC” is hereby replaced with “North Sound Capital LLC.”

     Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 4 of the prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 19, 2003.